Exhibit 99.1

Contact:

Lee Jacobson

Investor Relations

617.638.2065

Janice Walker

Corporate Communications

617.638.2047

News for Immediate Release

First Marblehead Announces Third Quarter

Fiscal 2008 Results

BOSTON, MA, May 8, 2008 – The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the third quarter of fiscal 2008 and for the nine-month period ended March 31, 2008.

For the third quarter of fiscal 2008, the company recorded a net loss of $229.6 million or $2.36 per diluted share compared to net income of $71.2 million or $0.75 per diluted share for the third quarter of fiscal 2007. The Company’s net loss for the nine-month period was $178.4 million or $1.88 per diluted share compared to net income of $293.3 million or $3.09 per diluted share for the same period last year. Total revenues for the nine months ended March 31, 2008 were $5.0 million, compared to $681 million for the same period last year. Revenues declined principally as a result of illiquidity in the financing market for private student loans, leading to the Company’s inability to complete a securitization transaction. In addition, adjustments made to certain assumptions used to estimate the fair value of service receivables resulted in a $315 million pre-tax decrease in their total value. The voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code by The Education Resources Institute (TERI), on April 7, 2008, had a significant negative impact on the estimate of the fair value of service receivables.

“Our earnings this fiscal quarter were disappointing and affected by the continued disruption in the capital markets and the challenging consumer credit cycle. However, we recognize that the demand for private student loans and other services continues to be very strong,” said Jack L. Kopnisky, First Marblehead’s Chief Executive Officer and President.

During the third quarter of fiscal 2008, the Company facilitated student loan origination for its clients of $1.0 billion, up 19% over the same period last year. The rolling twelve-month volume increased to $5.0 billion, up 38% for the twelve months ended March 31, 2008.

“Management has taken a number of actions to reposition its business model in light of the current environment and as part of its planned transition into a diversified education finance products and services company. Earlier this week, we announced a significant reduction in our cost structure,” said Kopnisky. “In addition, we continue to work with GS Capital Partners to close its investment.”

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Page two

Fiscal 2008 Earnings

First Marblehead will host a conference call today, May 8, 2008 at 5:00 p.m. EDT to discuss these results. Mr. Kopnisky, and John A. Hupalo, Senior Executive Vice President and Chief Financial Officer, will host the call. Investors and other interested parties are invited to listen to the conference call via a simultaneous internet broadcast on the Company’s Web site at www.firstmarblehead.com, under Investors, or by dialing (866) 356-4281 in the United States or (617) 597-5395 from abroad (pass code 83881784).

A replay will be available on First Marblehead’s Web site for 7 days, beginning shortly after completion of the call. The replay will also be available for 7 days by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from abroad, and entering the pass code 90020698.

About The First Marblehead Corporation – First Marblehead provides financial solutions that help students achieve their dreams. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as education loan marketers, with an integrated suite of design, implementation and capital market services for student loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans. For more information, go to www.firstmarblehead.com.

Statements in this press release, including the tables, regarding First Marblehead’s future financial and operating results, financing options, business model, the demand for private student loans, and future investment proceeds from GS Capital Partners, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of May 8, 2008. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, facilitated loan volumes or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our ability to structure securitizations or alternative financings; the size, structure and timing of any securitizations or alternative financings; our ability to develop alternatives to the loan guaranty and loan origination services that The Education Resources Institute, Inc. (TERI) has historically provided to our clients; the demand for, and market acceptance of, loan programs that are not TERI-guaranteed, including our success in providing such alternatives to former, current and prospective clients; degradation of credit quality or performance of the loan portfolios of the trusts First Marblehead has structured; the estimates we make and the assumptions on which we rely in preparing our financial statements; continued variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues; our relationships with key clients, including termination of client contracts in the context of TERI’s reorganization in bankruptcy; our success in obtaining regulatory approvals to expand the scope of services that we perform directly for clients; closing conditions to the subsequent investment in First Marblehead by GS Capital Partners; and the other factors set forth under the caption “Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 11, 2008. Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio; capital market receptivity to private student loan asset-backed securities and interest rate trends, including with regard to auction rate notes. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended March 31, 2008 and 2007

(Unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Service revenues:
Up-front structural advisory fees	$984	$103,879	$179,050	$365,807
Additional structural advisory fees:
From new securitizations	—	9,128	24,304	34,575
Trust updates	(13,684)	(2,353)	(21,600)	540

Total additional structural advisory fees	(13,684)	6,775	2,704	35,115

Residuals
From new securitizations	—	34,371	116,972	139,441
Trust updates	(277,430)	(5,838)	(451,284)	19,935

Total residuals	(277,430)	28,533	(334,312)	159,376

Processing fees from TERI	25,328	32,282	108,857	98,961
Administrative and other fees	5,217	6,061	30,107	15,014

Total service revenues	(259,585)	177,530	(13,594)	674,273
Net interest income	7,797	2,646	18,571	6,614

Total revenues	(251,788)	180,176	4,977	680,887

Non-interest expenses:
Compensation and benefits	27,670	27,391	79,407	84,894
General and administrative expenses	95,877	33,506	214,947	100,585

Total non-interest expenses	123,547	60,897	294,354	185,479

Income (loss) before income taxes	(375,335)	119,279	(289,377)	495,408

Income tax expense (benefit)	(145,785)	48,107	(110,972)	202,077

Net income (loss)	$(229,550)	$71,172	$(178,405)	$293,331

Net income (loss) per share, basic	$(2.36)	$0.75	$(1.88)	$3.11
Net income (loss) per share, diluted	(2.36)	0.75	(1.88)	3.09
Cash dividends declared per share	—	0.15	0.395	0.37
Weighted average shares outstanding, basic	97,103	94,629	94,691	94,471
Weighted average shares outstanding, diluted	97,103	95,110	94,691	95,055

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The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2008 and June 30, 2007

(Unaudited)

(amounts in thousands)

	March 31, 2008	June 30, 2007
Assets
Cash, cash equivalents and investments	$291,964	$234,921
Loans held for sale	496,278	37,052
Service receivables:
Structural advisory fees	136,348	133,644
Residuals	330,803	665,115
Processing fees from TERI	—	10,909

Total service receivables	467,151	809,668

Property and equipment, net	43,645	41,911

Goodwill	4,878	4,878
Intangible assets, net	2,122	2,597
Prepaid income taxes	—	49,345
Other prepaid expenses	11,467	26,904
Mortgage loans, held to maturity	11,327	—
Other assets	4,548	7,187

Total assets	$1,333,380	$1,214,463

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$274,611	$53,523
Education loan warehouse facility	242,900	—
Accounts payable and accrued expenses	32,889	59,044
Income taxes payable	12,078	—
Net deferred income tax liability	61,791	247,748
Other liabilities	15,450	11,528

Total liabilities	639,719	371,843

Commitments and contingencies

Total Stockholders’ Equity	693,661	842,620

Total liabilities and stockholders’ equity	$1,333,380	$1,214,463

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The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	March 31, 2008	March 31, 2007	% Increase (Decrease)
Q3 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$758	$558	36%
School Channel Loans	253	273	(7)%

Private Label Loans	1,011	831	22%
GATE Loans	30	41	(27)%

Total Loan Facilitation Volume Available for Securitization	$1,041	$872	19%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$4,230	$2,742	54%
School Channel Loans	749	812	(8)%

Private Label Loans	4,979	3,554	40%
GATE Loans	64	96	(33)%

Total Loan Facilitation Volume Available for Securitization	$5,043	$3,650	38%

Q3 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$—	$5	(100)%
School Channel Loans	208	142	46%

Total Loan Facilitation Volume Not Available for Securitization	$208	$147	41%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$2	$26	(92)%
School Channel Loans	525	399	32%

Total Loan Facilitation Volume Not Available for Securitization	$527	$425	24%

Percentage of Loans Available for Securitization
Q3	83%	86%
Rolling Twelve Months	91%	90%

End-of period Principal Balance of Loans Available for Securitization but not yet Securitized
Direct-to-Consumer Loans	$2,338	$321
School Channel Loans	710	489

Private Label Loans	3,048	810
GATE Loans	65	95

Total Loan Principal Available for Securitization but not yet securitized	$3,113	$905	244%

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The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivables

(Dollars in Thousands)

	Three Months Ended March 31, 2008	Nine Months Ended March 31, 2008
Structural Advisory Fees Receivable
Beginning of period balance	$150,032	$133,644

Additions from new securitizations	—	24,304

Trust updates:
Passage of time (fair value accretion)	2,650	7,720
Assumption Changes:
Increase in average prepayment rate	—	(3,535)
Increase in discount rate	(15,668)	(23,778)
Increase in default rate	(231)	(2,899)
Increase in auction rate notes spread	(54)	(140)
TERI’s inability to pay claims	(542)	(542)
Other factors	161	1,574

Net change	(13,684)	(21,600)

End of period balance	$136,348	$136,348

Residuals Receivable
Beginning of period balance	$608,233	$665,115

Additions from new securitizations	—	116,972

Trust updates:
Passage of time (fair value accretion)	20,353	63,923
Assumption Changes:
Increase in average prepayment rate	—	(46,597)
Increase in discount rate	(20,626)	(92,306)
Increase in default rate	(6,050)	(42,223)
Increase in auction rate notes spread	(59,491)	(93,813)
TERI’s inability to pay claims	(219,553)	(219,553)
Other factors	7,937	(20,715)

Net change	(277,430)	(451,284)

End of period balance	$330,803	$330,803

Note: Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables. In light of recent developments in the asset-backed securities market and our ongoing evaluation of actual trust performance, we changed certain assumptions used to determine the fair value of our residual and structural advisory fee receivables at March 31, 2008. We continue to monitor the performance of trust assets against our expectations, as well as other inputs necessary to estimate the present value of our structural advisory fee and residuals receivables. We will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

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